                                                                   EXHIBIT 10.26


                                   EXHIBIT B

                             WORK LETTER TO LEASE

          Subject to and in consideration of the provisions of the Lease ("Lease") to which this Exhibit is attached, Landlord shall cause its general contractor, Eagleview Commercial Construction Company, Inc. ("General Contractor"), to construct the Building and certain tenant improvements in the Leased Space as set forth in this Exhibit. The provisions of this Exhibit shall have the same force and effect as if this Exhibit were a numbered Section of the Lease.

          In order to induce Landlord and Tenant to enter into the Lease (which is hereby incorporated by reference), and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant mutually agree as follows:

          1.  Terms.  The capitalized terms herein shall have the same meanings
              -----
as ascribed thereto in the Lease unless otherwise expressly provided herein to the contrary. The provisions of this Work Letter are intended to supplement the Lease which, together, are the complete agreement of the parties with respect to construction of the Landlord's Work (hereafter defined). In the event of any conflict between the provisions of the Lease and the provisions of this Work Letter, the provisions of the this Work Letter shall control.

          2.  Construction Obligations.
              ------------------------

              a. Landlord will construct and install, at Landlord's expense, the base building improvements ("Base Building Improvements") in accordance with the base building plans and the specifications set forth on Schedule 1 attached
                                                            ----------
hereto ("Base Building Plans"). Landlord shall have all responsibility for seeing that the Base Building Plans comply with all applicable laws, codes, rules or regulations of any governmental authority having jurisdiction over same ("Construction Requirements").

              b. In addition to the Base Building Improvements, Landlord shall fit-out the Leased Space as generally described on Schedule 2 attached hereto
                                                   ----------
("Tenant Space Plans") and shall construct, furnish and install certain improvements within the Leased Space required to implement the Tenant Space Plans ("Tenant Improvements") in accordance with the plans and specification for the Tenant Improvements set forth on Schedule 3 attached hereto ("TI Plans"),
                                     ----------
which TI Plans have been prepared by Tenant's consultant OMNI Technologies, Inc. ("Tenant's Consultant") and approved by Landlord. Any review and approval by Landlord of TI Plans in accordance with this Work Letter shall not imply approval by Landlord as to compliance of the TI Plans with Construction Requirements or of the compatibility of the TI Plans with the Base Building Improvements. The foregoing shall be Tenant's sole obligation hereunder.

              c. If the TI Plans have not been finalized at the time this Work Letter is executed, the following shall apply:

                  (1) Tenant and Tenant's Consultant shall develop proposed TI Plans and submit them to Landlord for approval within fourteen (14) business days from the date hereof.

                  (2) Landlord shall review the TI Plans and respond to Tenant with comments and/or approval within ten (10) business days after Landlord receives Tenant's proposed TI Plans. Landlord agrees not to unreasonably delay, withhold or condition its approval of Tenant's proposed TI Plans.

                  (3) Tenant shall incorporate any changes to the proposed TI Plans reasonably requested by Landlord within ten (10) business days after Landlord has commented upon the proposed TI Plans, and the proposed TI Plans, as revised, shall be submitted to Landlord for final approval, which Landlord shall not unreasonably withhold, delay or condition.

                  (4) Within ten (10) business days after Landlord's receipt of such revised TI Plans, Landlord shall deliver to Tenant and Tenant's Consultant any further reasonable revisions which Landlord requires or recommends, along with an estimate prepared by General Contractor, substantially on a line-item basis, of the total TI Cost (hereafter defined) to complete the Tenant Improvements based on the current TI Plans and any further revisions last proposed by Landlord.

                  (5) Within five (5) business days of final approval of the TI Plans by Landlord and Tenant, Tenant shall submit the TI Plans to the appropriate governmental bodies of the Commonwealth of Pennsylvania for any approvals which are a precondition to the issuance of a building permit for the Tenant Improvements from Uwchlan Township. Tenant shall promptly provide such approval to Landlord, and within five (5) business days of Landlord's receipt thereof, Landlord shall submit the TI Plans to Uwchlan Township for the issuance of a building permit and any other municipal approvals necessary for the construction of the Tenant Improvements in accordance with the TI Plans. Each party shall cooperate with any reasonable request of the other in connection with such applications for approvals, and Tenant and Landlord shall cooperate to cause to be made to the TI Plans such changes as are necessary to obtain any such approval and building permit. If all necessary permits and approvals from Uwchlan Township for construction of the Tenant Improvements based on such TI Plans are not received within sixty (60) days from Landlord's application for such approvals and necessary permits, Tenant shall have the right to terminate this Lease, in which event neither party shall have any further rights or obligations hereunder or under the Lease except that the Security Deposit and Direct Payment Portion then paid by Tenant shall be returned by Landlord to Tenant within thirty (30) days of such termination and if not so paid, such unpaid amounts shall accrue interest at the Default Rate specified in the Lease from the date of termination until paid in full.

                  (6) After final approval of the TI Plans by applicable governmental authorities and the issuance of a building permit, the TI Plans shall serve as the plans for completing the Tenant Improvements, and no further changes shall be made thereto without the consent of the other party.

              d. Landlord shall provide to Tenant copies of all approvals, permits, inspection reports, and other governmental consents required for construction of the Base Building Improvements and the Tenant Improvements (together, "Landlord's Work") which are not Tenant's responsibility hereunder. Tenant shall provide to Landlord copies of all approvals and permits required for construction of the Tenant Improvements which are not Landlord's responsibility hereunder.

              e. Landlord shall cause the Landlord's Work to be performed in a good and workmanlike manner using only new materials (unless otherwise specified by Tenant in writing or in the TI Plans) of the quality and type set forth in the Base Building Plans and TI Plans and shall cause construction of the Landlord's Work to be undertaken in compliance with all Construction Requirements.

          3.  Competitive Bidding and Work Costs.
              ----------------------------------

              a.  Competitive Bidding.

                  (1) Within two (2) business days from the date the TI Plans have been approved by Landlord and Tenant, Landlord shall cause General Contractor to submit bids to not less than three (3) subcontractors for all portions of the Tenant Improvements which cost in excess of $3,000 and which are to be performed by a subcontractor. General Contractor shall include any subcontractor suggested by Tenant as a party to bid on a particular subcontract. Landlord agrees to accept such bids as are acceptable to Tenant (and which may not be the lowest bidder), such approval not to be unreasonably withheld.

                  (2) Within five (5) business days of the receipt of all bids required pursuant to subsection (1) above, Landlord shall deliver to Tenant and Tenant's Consultant an update to the estimate of the total TI Cost. Tenant shall have the right to make one (1) substantial revision to the proposed TI Plans following receipt from Landlord of such estimate as Tenant deems necessary to reduce the estimated total TI Cost. If Tenant exercises such right, Tenant shall so notify Landlord in writing within five (5) business days after receipt of such TI Cost estimate from Landlord, whereupon the procedures outlined in
Section 2(c) shall be repeated as necessary.

              b.  Cost of Tenant Improvements.

                  (1) "TI Cost" shall mean the actual cost billed to Landlord by General Contractor of supplying all labor and materials to perform the Tenant Improvements and alterations to the Base Building as is necessary for the Tenant Improvements, including all items as are included within the definition of "Cost of the Work" pursuant to Article 8 of the "American Institute for Architects AIA Document A111 Standard Form of Agreement Between Owner and Contractor where the basis of payment is the Cost of the Work Plus a Fee," plus the fee charged to Landlord by General Contractor which shall not exceed ten percent (10%) of the TI Cost, plus an amount equal to $39,550.00 representing the agreed-upon value of Tenant's laboratory equipment listed on Schedule 4 hereto being contributed by Tenant ("Tenant's Lab
          ----------
Equipment").

                  (2) The budgeted TI Cost is $2,763,610 ("TI Budget"), of which Tenant shall pay $834,760.00 in cash and contribute Tenant's Lab Equipment having an agreed value of $39,550.00. The excess, if any, of the TI Cost over the TI Budget which is not due to delays caused by Landlord or General Contractor, or their respective employees or subcontractors, including without limitation errors in construction of Landlord's Work, hereinafter is called the "TI Overrun." If the TI Overrun is not more than $354,200.00, Tenant shall pay one-half the TI Overrun in cash, and Minimum Annual Rent during the Initial Term shall increase by a sum equal to the remaining one-half of the TI Overrun multiplied by .152. If the TI Overrun is more than $354,200.00, Tenant shall pay in cash the balance of the TI Overrun over $177,100.00, and Minimum Annual Rent during the Initial Term shall increase by $26,919.20. The total cash payments required to be paid by Tenant toward the TI Cost, including that portion of TI Overrun to be paid in cash by Tenant, hereinafter are collectively called the "Direct Payment Portion." If, however, the TI Cost shall be less than the TI Budget ("TI Surplus"), one-half of the TI Surplus shall be returned by the Escrow Agent (defined in subsection (4) below) to Tenant in cash from the Escrow Funds (defined in subsection (5) below) and the Minimum Annual Rent during the Initial Term shall decrease by a sum equal to the remaining one-half of the TI Surplus multiplied by .152.

                  (3) Landlord acknowledges that the TI Budget has been priced to include any modifications to the Base Building based on proposed TI Plans upon which Landlord estimated the TI Budget and which have been superseded by the TI Plans attached hereto. Tenant acknowledges that Landlord has not had an opportunity to price the cost of construction of the Tenant Improvements as described on the approved TI Plans attached hereto, and Landlord shall advise Tenant of the estimated TI Cost for Tenant Improvements excluding finished laboratory space within ten (10) days of the date hereof, and for finished laboratory space within thirty (30) days of the date hereof. Upon receipt of such estimate for total TI Cost, Tenant shall have the right to revise the TI Plans to reduce the estimated cost thereof without such event being deemed a Tenant Delay or requiring adjustment to the Target Date as long as (i) Landlord's estimate for the total TI Cost exceeds the TI Budget, (ii) Tenant delivers the revised TI Plans to Landlord within ten (10) business days of the date Tenant receives Landlord's estimate for total TI Cost, (iii) no material modifications to the Base Building are required to accommodate such revisions, and (iv) no delay is occasioned by the need to order materials or equipment which can not be delivered or is not available within Landlord's required time schedule in order to achieve Substantial Completion by March 1, 1998 (and if a delay arises due to the foregoing subsection (iv), the Tenant Delay will be measured only to the extent of the actual delay in the delivery of such items). If material modifications are required to the Base

Building as a result of such revisions, the Target Date shall be extended by the number of days necessary to adapt the Base Building to accommodate the Tenant Improvements in accordance with the revised TI Plans. Any TI Overrun which results form Landlord's pricing of the approved TI Plans (as revised) or which is otherwise determined in accordance with this Section shall be paid by Tenant to Escrow Agent within ten (10) business days and thereafter disbursed as part of the Escrow Funds.

                  (4) Throughout the course of construction, Landlord shall lead value engineering efforts to assist Tenant in avoiding TI Overrun. At such time as Landlord determines a TI Overrun will occur or has occurred, Landlord will immediately notify Tenant and Tenant's Consultant as to the projected amount of the TI Overrun and reasons therefor. Thereupon, Landlord, General Contractor and Tenant's Consultant shall examine the cause of such TI Overrun and undertake such reasonable modifications to the TI Plans, given the stage of the work in process, as Tenant's Consultant deems advisable to reduce the amount of the projected TI Overruns. The amount of the TI Overrun projected after such adjustments shall be paid by Tenant to Escrow Agent, added to the Escrow Funds and disbursed in accordance with the procedures outlined in subsection (5) below. Upon request of Tenant or Tenant's Consultant from time to time during appropriate stages of the Landlord's Work, Landlord shall provide an updated estimate of the TI Cost which includes a comparison of actual costs against projected costs and an estimate of the TI Cost to complete the remaining portions of the Tenant Improvements.

                  (5) Tenant's initial contribution of $834,760.00 toward the Direct Payment Portion ("Escrow Funds") shall be paid by Tenant into an escrow account ("Escrow Account") as follows: $155,000 shall be paid by Tenant at the time of the execution of the Lease; $200,000 shall be paid on or before August 1, 1997; and the balance of $ 479,760 shall be paid on or before August 31, 1997. The Escrow Funds shall maintained by Manito Abstract Company ("Escrow Agent"), as a segregated, interest bearing account which, unless otherwise agreed by Tenant, is fully insured up to $100,000 by the United States Government, and otherwise in accordance with an escrow agreement to be entered which shall be substantially in the form attached hereto as Schedule 5. All
                                                            ----------
interest earned on the Escrow Funds shall remain the property of Tenant, but shall constitute a portion of the Escrow Funds subject to disbursement in accordance herewith. If, however, Manito Abstract Company now or hereafter requires a fee for the performance of its duties as Escrow Agent, Tenant and Landlord, upon the request of either party, shall designate another party to serve as Escrow Agent which is reasonably acceptable to Landlord and Tenant and does not require the payment of any fee for performance of the duties as Escrow Agent.

                  (6) As Tenant Improvements progress, Landlord shall submit to Tenant's Consultant invoices for payment of such portion of the Tenant Improvements which has been Substantially Completed or for materials for the Tenant Improvements delivered to the site. Such invoice shall be submitted on an AIA form 702/703 or other form reasonably acceptable to Tenant's Consultant and shall include such requisitions for payment, bills, charges and other supporting documentation as Tenant's Consultant shall reasonably request. Tenant, either directly or acting through Tenant's Consultant, shall approve or reject such invoices within five (5) business days of receipt, or the same shall be deemed approved. Any rejection of an invoice shall state the reasons therefor with particularity, and Tenant shall state which sums reflected in the invoice Tenant objects to, and the portion which is not objected to by Tenant shall be disbursed in accordance with the provisions below. If Landlord and Tenant cannot agree on whether the Landlord's Work reflected in an invoice has been Substantially Completed in accordance with the TI Plans and the other requirements of the Lease, such dispute shall be decided in accordance with
Section 9 hereto.

                  (7) Upon approval of an invoice, Tenant, either directly or acting through Tenant's Consultant, shall, in writing, authorize the Escrow Agent to pay over to Landlord from the Escrow Account, one-half of the TI Cost reflected by such invoice and the balance shall be earmarked as funds reserved for payment of such invoice which shall be paid over to Landlord upon the earlier of (A) Substantial Completion of the Tenant Improvements or (B) at such time as the total of all invoices for the Tenant Improvements equals or exceeds $3,117,810. At such time as the total of all invoices for the Tenant Improvements equals or exceeds $3,117,810, the entire TI Cost reflected in an invoice shall be paid to Landlord. Any portion of the Escrow Funds remaining in the Escrow Account after all payments due Landlord have been paid shall be paid over to Tenant.

          4.  Construction.
              ------------

              a.  Attached hereto as Schedule 6 is a tentative construction
                                     ----------
schedule ("Construction Schedule") which sets forth milestone dates for completion of the Landlord's Work. Landlord shall supervise the completion of the Landlord's Work and diligently cause the General Contractor to pursue Substantial Completion thereof with reasonable diligence by the Target Date and otherwise in accordance with the performance dates specified on the Construction Schedule. Landlord agrees to achieve Substantial Completion by the Target Date, subject to the terms and conditions set forth in Section 2 of the Lease.

              b. After a building permit for the Base Building Improvements has been issued, Landlord shall cause the General Contractor to begin construction of the Base Building Improvements in accordance with the Base Building Plans.

              c. After a building permit for the Tenant Improvements has been issued, Landlord shall cause the General Contractor to begin construction of the Tenant Improvements in accordance with the TI Plans.

              d. Status meetings shall be held once every two weeks between Landlord, General Contractor, Tenant and Tenant's Consultant concerning the status of the Landlord's Work. Landlord shall cause telefaxed summaries to be sent to Tenant and Tenant's Consultant of the progress of the Landlord's Work on a daily basis beginning twenty (20) days prior to the date the General Contractor estimates that Substantial Completion will occur and shall thereafter keep Tenant or Tenant's Consultant informed as to any change of the dates on which Substantial Completion will occur.

              e. Tenant, from time to time, may submit to the Landlord any changes or additions ("Change Order(s)") to the TI Plans desired by Tenant, which changes or additions shall be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord's approval shall include written notice to Tenant of: (i) changes, if any, to the TI Cost resulting from any additional cost of constructing the Tenant Improvements and indication of whether such change would result in a TI Overrun, (ii) any increase in the cost of the Base Building Improvements resulting from Change Orders, and (iii) anticipated delays, if any, to the Target Date and the completion of the Base Building Improvements and the Tenant Improvements, as the case may be. Tenant, within twenty-four (24) hours of receipt of Landlord's statement (or the first business day after receipt of Landlord's notice if the expiration of such twenty-four (24) hours does not fall on a business day), notify Landlord whether or not to proceed with the Change Order. If Tenant fails to give such notice, Tenant shall be deemed to have elected not to proceed with the Change Order. Tenant's notice to proceed with the Change Order shall be deemed Tenant's acceptance of any revised TI Cost and the specified delay, and Tenant's Consultant shall promptly revise the TI Plans to incorporate such changes or additions. Adjustments to the TI Cost as a result of approved Change Orders shall be allocated to the parties in the same manner provided in Section 3(b)(2) hereof, provided, however, that if the effect of any Change Order shall be to increase the cost of the Tenant Improvements above the TI Budget, Tenant, upon acceptance of the Change Order, shall pay one-half of the increased cost due to such approved Change Order directly to Landlord and the other one-half to Escrow Agent, which amount shall be added to the Escrow Funds but disbursed to Landlord when the improvements contemplated by the Change Order have been Substantially Completed.

          5.  Inspections and Scheduling
              --------------------------

              a. Tenant and Tenant's Consultant shall have the right, from time to time, to observe the progress of the Base Building Improvements and the Tenant Improvements, to inspect installation of the Tenant Improvements, to check all products and labor comprising the Tenant Improvements, and to reject any work or product which is not in substantial conformance with the Base Building Plans and the TI Plans. In the event of a dispute concerning conformance with the Base Building Plans and the TI Plans, the dispute shall be submitted to dispute resolution in accordance with this Work Letter. No such observation or inspection shall be deemed to waive any rights of Tenant under
Section 7 of the Lease, so long as Tenant shall promptly notify Landlord if, in the course of such inspection, Tenant, either directly or through Tenant's Consultant, observes conditions which Tenant believes are not in accordance with the TI Plans. Landlord shall be available, and cause the General Contractor to be available, to Tenant or Tenant's Consultant from time to time upon reasonable prior notice when necessary or desirable for the purpose of reviewing the Base Building Improvements or the Tenant Improvements. Landlord shall use its best efforts to keep Tenant informed as to all material governmental inspections and shall permit Tenant or Tenant's Consultant to be present thereat, giving reasonable prior notice of same. Landlord shall promptly deliver to Tenant all revisions of the Construction Schedule.

              b. Landlord shall cause to be kept such full and detailed accounts as may be necessary for proper financial management under this Work Letter with respect to the Tenant Improvements. Tenant and Tenant's Consultant shall be afforded access to all records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to the Tenant Improvements maintained by Landlord and General Contractor. Landlord agrees to cause such records to be preserved for a period of three years, or for such time as required by law after final payment, for Tenant's audit at any time, at Tenant's expense.

          6.  Landlord's Warranty.
              -------------------

              a. Landlord shall deliver the Landlord's Work at the Commencement Date free and clear of all liens other than the Permitted Title Exceptions. Landlord also shall deliver the Landlord's Work in broom clean condition with all construction debris removed from the Real Estate as a condition to Substantial Completion of the Leased Space.

              b. In addition to (and not in lieu of) Landlord's obligation under the Lease with respect to repairs, Landlord warrants to Tenant that the Base Building Improvements and the Tenant Improvements will be free from material defects in workmanship and materials for a period of one (1) year from the date of Substantial Completion. Therefore, if prior to the expiration of such warranty period, it is determined that any of the workmanship or material used in the Tenant Improvements is defective (and such defect was not caused by the act or omission of Tenant, Tenant's Consultant or their respective employees), and Tenant shall, prior to the expiration of such warranty period, so notify Landlord in writing that such workmanship or material is defective, Landlord shall cause such defective workmanship or material to be appropriately corrected, repaired or replaced without cost or expense to Tenant. Such correction, repair or replacement shall be performed as promptly as practical and in such manner so as to minimize interference with Tenant's operation in or about the Leased Space. If a dispute arises concerning Landlord's obligations under this Section, such dispute shall be submitted to dispute resolution applicable under this Work Letter. Landlord and Tenant acknowledge that Tenant's sole and exclusive remedy hereunder shall be limited to the correction of the defect in accordance with the approved Base Building Plans and TI Plans (as modified by approved Change Orders), and that, upon Landlord's failure to correct any such defect, Tenant shall have the right to specific performance or Tenant may elect to correct the defect, subject to Tenant's rights and limitations under Section 42 of the Lease; provided, however, that Landlord's liability with respect thereto shall not be limited as provided in Section 28 of the Lease. Landlord makes no express or implied warranties to Tenant with respect to the construction of the Landlord's Work, other than as expressly stated in the Lease and this Work Letter.

          7.  Tenant Installations.
              --------------------

              a. As set forth in Section 3 above, Landlord, at its expense, shall cause the Tenant's Lab Equipment to be installed in the Leased Premises and shall use reasonable efforts to cause the Tenant's Lab Equipment to be among the last components of the Tenant Improvements to be completed at the Leased Premises. Tenant, at its expense, shall be responsible for the removal of the Tenant's Lab Equipment from its present location and the delivery of same to Landlord at the Leased Premises. Landlord shall provide Tenant with at least fourteen (14) days written notice prior to the anticipated date that the Tenant's Lab Equipment must be available to Landlord at the Leased Premises. Notwithstanding any provision hereof to the contrary, title to the Tenant's Lab Equipment shall remain in Tenant during the term of the Lease and the Tenant's Lab Equipment shall be considered as part of Tenant's trade fixtures, except that Tenant shall have no obligation to remove the Tenant's Lab Equipment (or any other component of the Tenant Improvements) upon termination of the Lease.

              b. Trade fixtures, furniture installation, telephone installation, data transmission equipment installation and security systems wiring and installation which are not installed as part of the Tenant Improvements ("Tenant Work"), if any, not initially or thereafter included in the Tenant Improvements, shall be performed by Tenant, at Tenant's expense, through contractors selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Landlord shall allow Tenant reasonable access to the Leased Space for the purpose of performing Tenant Work, and Landlord and Tenant shall each cause their contractors and/or subcontractors for the Tenant Improvements and the Tenant Work to cooperate with each other in facilitating the mutual access to the Leased Space; and in coordinating the timing of the stages of the construction of the Tenant Improvements and the Tenant Work so as to facilitate the completion of both on a timely basis.

              c. Tenant's contractors shall not delay the construction of the Tenant Improvements. During the Tenant Work, Tenant and its contractors shall be responsible for providing adequate protection for Tenant's trade fixtures, equipment and other property in the Premises from the Landlord's Work, inclement weather and the elements in general.

              d. If otherwise available, taking into consideration the stage of construction, Landlord shall cause General Contractor to furnish Tenant with adequate water, electricity and HVAC to the Leased Space during the performance of any Tenant Work upon request of Tenant and at a cost to Tenant equal to the actual cost therefor, without markup.

          8.  Tenant Delay.
              ------------

              a. If a delay shall occur in achieving Substantial Completion as the result of (i) any direction by Tenant or Tenant's Consultant that the General Contractor delay proceeding with the Tenant Improvements or any segment of the Tenant Improvements in anticipation of a possible revision to the TI Plans desired by Tenant or for any reason other than a dispute about proper compliance with the Base Building Plans or TI Plans, (ii) any revision to the final TI Plans (except as otherwise provided by Section 3(b)(2) hereof) authorized by Tenant or Tenant's Consultant, (iii) any interference in the construction of the Base Building Improvements or the Tenant Improvements caused by Tenant, Tenant's Consultant or their respective employees, agents or subcontractors; or (iv) any other act or omission of Tenant, Tenant's Consultant, or their respective employees, agents or subcontractors (any of such events being a "Tenant Delay"), then Tenant shall be obligated to commence payment of rent on the date that the Commencement Date would otherwise have occurred if there had not been a Tenant Delay (even though the Tenant Improvements have not been Substantially Completed). Notwithstanding the foregoing, (i) a Tenant Delay will not be deemed to have occurred unless Landlord has notified Tenant of the nature thereof within ten (10) days of the occurrence thereof, and (ii) the commencement of Tenant's rent obligations required pursuant to the preceding sentence shall been deemed to have occurred if the aggregate number of days of Tenant Delay is fifteen (15) days or less. A Tenant Delay shall not be deemed to include any period of delay as the result of Force Majeure in accordance with Section 26 of the Lease or the act or omission of Landlord or the General Contractor, or their agents, employees, contractors or subcontractors; except that an event which otherwise would be a Tenant Delay if not caused by Force Majeure shall, notwithstanding anything above to the contrary, extend the Target Date as provided by Section 2 of the Lease. Landlord and Tenant shall take all commercially reasonable actions required to mitigate the length of any Tenant Delay.

              b. The extent of any Tenant Delay shall be determined in the following manner: Landlord shall notify Tenant in writing that a Tenant Delay is pending or has occurred and the estimated length of the Tenant Delay involved as soon as practicable after the information necessary to estimate such Tenant Delay is available (which notice shall include the basis for the Landlord's estimate) and, as Landlord obtains the information to calculate the actual Tenant Delay, Landlord shall so notify Tenant, providing it with the basis used in calculating such Tenant Delay. In the event of a dispute concerning the length of any Tenant Delay, the dispute shall be submitted to dispute resolution applicable under this Work Letter.

          9.  Dispute Resolution Procedure.   Any dispute which arises in
              ----------------------------
connection with the performance of the Landlord's Work, and which is not resolved between Landlord and Tenant within five (5) business days from the date Landlord and Tenant recognize that a dispute exists, shall be determined by an independent mediator ("Mediator") who is selected by Tenant's Consultant and the architect hired by Landlord to design the Base Building Improvements. If such Mediator is not selected within two (2) business days of the expiration of the foregoing five (5) day period, then either Landlord or Tenant may apply to the local chapter of the American Institute of Architects (or the Philadelphia chapter if no local chapter is considered to encompass Uwchlan Township) for appointment of the Mediator by such agency. Any party selected or appointed to serve as Mediator shall have at least ten (10) years of construction or design experience and the decision of such Mediator shall be final and binding on Landlord and Tenant and enforced by any court of competent jurisdiction. Landlord and Tenant shall each pay one-half of the fee of the Mediator. Notwithstanding the foregoing, the determination of the Mediator shall not be final and binding on the issue of which party is responsible to pay any costs in connection with alleged non-performance of Landlord's Work or its conformity to the TI Plans;

except as permitted below, Landlord and Tenant shall comply with any directives of the Mediator in connection with any work to be performed or correction to any work determined by the Mediator to be defective, but the foregoing shall be without prejudice to either party's right to recover from the other, the cost of such additional work which is adjudicated to have not been within the scope of Landlord's Work. If, however, Tenant disagrees with Mediator's determination and agrees to pay the additional costs to have the Landlord's Work performed in accordance with Tenant's directions, then, upon Tenant payment of such additional amounts in the same manner as a Change Order, Landlord shall cause Landlord's Work to be performed in accordance with Tenant's directions, but the foregoing shall be without prejudice to Tenant's right to recover from Landlord the cost of such additional work if so adjudicated by a court of competent jurisdiction.

          10. Builder's Risk Insurance.  At all times during the construction
              ------------------------
of the Landlord's Work, Landlord agrees to maintain, either directly or through its General Contractor, builder's risk insurance coverage for the full replacement cost of the Landlord's Work, and otherwise in accordance with the requirements identified on the Certificate of Insurance attached hereto as
Schedule 7, and workers compensation insurance as required by applicable laws.
----------
Upon request from Tenant or Tenant's Consultant, from time to time, Landlord shall deliver evidence satisfactory to Tenant that such insurance coverage is in place.

          11. Notices.  All notices or communications hereunder shall be given
              -------
in accordance with Section 33 of the Lease. Initial addresses for notice to Tenant's Consultant and General Contractor are as follows:

              Tenant's Consultant:    OMNI Technologies, Inc.
                                      P.O. Box 871
                                      Lansdale, PA 19446
                                      Attn:  Vito Fabiano

              General Contractor:     Eagleview Commercial Construction
                                      Company, Inc.
                                      P.O. Box 562
                                      717 Constitution Drive
                                      Eagleview Corporate Center
                                      Exton, PA  19341

          12. Schedules.  The following Schedules attached to this Work Letter
              ---------
are incorporated by reference and made a part hereof:

          Schedule 1 -  Description of Building Plans and Specifications
          Schedule 2 -  Description of Tenant Space
          Schedule 3 -  Description of TI Plans
          Schedule 4 -  Description of Tenant's Lab Equipment
          Schedule 5 -  Escrow Agreement

          Schedule 6 -  Construction Schedule
          Schedule 7 -  Certificate of Insurance evidencing Builder's Risk
                        Coverage

     IN WITNESS WHEREOF, the parties execute this Work Letter, intending to be legally bound hereby.

                                       LANDLORD:

                                       THE HANKIN GROUP


                                       By: /s/ Robert S. Hankin
                                          ----------------------------------
                                          Robert S. Hankin, General Partner

                                       TENANT:

                                       VIROPHARMA INCORPORATED


                                       By: /s/ Thomas F. Doyle
                                          ----------------------------------
                                          Thomas F. Doyle, Executive Director,
                                          Counsel and Secretary